Exhibit 99.1


Peninsula Gaming, LLC Announces Financial Results for the Quarter and Year Ended December 31, 2004 and the Month Ended January 31, 2005

(Dubuque, IA - March 7, 2005) Peninsula Gaming, LLC (the "Company"), the parent of Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, and The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, today reported financial results for the quarter and year ended December 31, 2004 and operating results for the month ended January 31, 2005.



FOURTH QUARTER 2004 RESULTS

Consolidated Results

Net revenues for the fourth quarter of 2004 were approximately $35.4 million, compared to $20.2 million in the fourth quarter of 2003. Income from operations during the fourth quarter of 2004 rose to $4.2 million as compared to $0.9 million reported in the fourth quarter of 2003. Net loss to common members' interest for the fourth quarter of 2004 was $1.6 million, compared to $5.6 million for the fourth quarter of 2003.

In the fourth quarter of 2004, Peninsula Gaming, LLC reported segment operating earnings of $8.0 million, an increase of 75.0 percent when compared to $4.6 million for the fourth quarter of 2003. The increase is primarily due to the opening of the casino portion of the Evangeline Downs Racetrack and Casino on December 19, 2003. (See the accompanying tables and footnotes, which reconcile segment operating earnings to net loss to common members' interest.)

The Company ended the quarter with $14.2 million of cash (of which $10.5 million is unrestricted cash and $3.7 million is restricted cash). Total debt outstanding at December 31, 2004 including the current portion, was $279.4 million, including slot financing of $8.0 million. The Company made $13.9 million of capital expenditures during the quarter ended December 31, 2004. Of this total, $3.6 million related to construction and development activities at Evangeline Downs Racetrack and Casino and $4.3 million and $6.0 million related to non-construction related improvements and maintenance capital expenditures at DJL and OED, respectively. The non-construction expenditures primarily related to the purchase of new slot machines and conversions at DJL and OED to incorporate ticket-in, ticket-out technology, which we believe enhances customer service and operating efficiencies.


Diamond Jo

In the fourth quarter of 2004, segment operating earnings and net revenues at the Diamond Jo remained substantially unchanged from the comparable period of the prior year at $4.3 million and $13.4 million, respectively. Net revenues include casino revenues of approximately $13.0 million and food and beverage and other revenues of approximately $0.8 million, less promotional allowances of approximately $0.4 million.


Evangeline Downs Racetrack and Casino

For the fourth quarter of 2004, OED's segment operating earnings and net revenues were approximately $4.2 million and $22.0 million, respectively. Net revenues for such period include casino revenues of approximately $17.8 million, racing and off-track betting revenues of approximately $3.5 million, and food and beverage and other revenues of approximately $2.0 million, less promotional allowances of approximately $1.3 million. Results from operations of OED for the fourth quarter are not comparable to prior periods due to the casino opening in December 2003.

YEAR END 2004 RESULTS

Consolidated Results

Net revenue for 2004 was $144.9 million, compared to $76.5 million in 2003. Income from operations during 2004 rose to $18.7 million as compared to $12.2 million reported in 2003. Net loss to common members' interest for 2004 was $45.1 million, compared to $12.7 million for 2003. The net loss in 2004 is primarily due to premiums, fees and expenses of approximately $37.6 million associated with the Company's debt refinancing in April 2004.

In 2004, Peninsula Gaming, LLC reported segment operating earnings of $33.1 million, an increase of 73.0 percent relative to $19.1 million for 2003. The increase is primarily due to the opening of the casino portion of the Evangeline Downs Racetrack and Casino in December 2003. (See the accompanying tables and footnotes, which reconcile segment operating earnings to net loss to common members' interest.)

Diamond Jo

In 2004, segment operating earnings at the Diamond Jo decreased over the prior year by approximately $1.3 million to $16.7 million. In 2004, net revenues at the Diamond Jo decreased over the prior year by approximately $2.3 million to $51.7 million, primarily due to a decrease in casino revenues of approximately $2.6 million. Net revenues include casino revenues of approximately $51.0 million and food and beverage and other revenues of approximately $3.3 million, less promotional allowances of approximately $2.6 million.

Evangeline Downs Racetrack and Casino

For 2004, OED's segment operating earnings and net revenues were approximately $17.3 million and $93.1 million, respectively. Net revenues for 2004 include casino revenues of approximately $69.0 million, racing and off-track betting revenues of approximately $20.0 million, and food and beverage and other revenues of approximately $9.4 million, less promotional allowances of approximately $5.3 million. Results from operations of OED for 2004 are not comparable to the prior year due to the casino opening in December 2003.


JANUARY 2005 RESULTS

In  January  2005,  Diamond  Jo net  revenues  and  segment  operating  earnings increased over the comparable period of the prior year by approximately $0.3 million to $4.3 million and $0.1 million to $1.2 million, respectively. Net revenues increased primarily due to an increase in casino revenues of approximately $0.2 million.

In January 2005, OED's net revenues and segment operating earnings increased over the comparable period of the prior year by approximately 11.4% or $0.9 million to $8.6 million and 49.8% or $0.7 million to $2.2 million, respectively. Net revenues increased primarily due to an increase in casino revenues of approximately $1.0 million. The increase in segment operating earnings was also due to a decrease in salaries and wages of $0.4 million or 24.6%

February results continue to show revenue growth at both properties. Gaming revenues will be released by the Iowa and Louisiana state gaming agencies within the first two weeks of March.


OFF TRACK BETTING PARLORS (OTB)

OED is in the process of constructing an OTB with video poker machines at a location in Henderson, LA, which is expected to open in the second quarter of 2005. Related construction costs are expected to be approximately $1.6 million.

In addition to the Henderson location, OED is looking at potentially opening two additional OTBs during the third quarter of 2005.

WORTH COUNTY

On November 10, 2004, the Company submitted an application to the Iowa Racing and Gaming Commission to operate a moored barge in Worth County, Iowa. The Company anticipates the Iowa Racing and Gaming Commission to award licenses in the Spring of 2005.

The Company's proposed facility is expected to contain approximately 500 slot machines, 12 table games and 5 poker tables. In addition, the proposed facility is expected to include a restaurant, two fast food outlets and a bar with entertainment space.

The estimated cost of the project is expected to be approximately $40.4 million. If a license is granted to the Company by the Iowa Racing and Gaming Commission, the Company intends to finance the project through operating cash flow, borrowings under its senior credit facility and vendor equipment financing. Based on a schedule set by the Iowa Racing and Gaming Commission, any licenses granted are expected to be granted at a meeting on May 11, 2005. If we are able to obtain a license at such meeting, we plan on having the facility open by the third quarter of 2006.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)

                                                                    Three Months
                                                                       Ended
                                          Three Months Ended         December 31,          Year Ended             Year Ended
                                           December 31, 2004            2003           December 31, 2004     December 31, 2003
                                           ---------------         --------------       ---------------      ----------------
REVENUES:
   Casino                                  $    30,825,906         $   16,594,547       $   119,920,935       $    56,794,529
   Racing                                        3,456,015              3,237,238            20,000,703            17,773,481
   Food and beverage                             2,544,954              1,255,009            11,464,094             4,565,438
   Other                                           320,109                 94,053             1,434,135               589,268
   Less promotional allowances                  (1,714,854)              (968,412)           (7,965,784)           (3,221,134)
                                           ---------------         --------------       ---------------      ----------------
                  Total net revenues            35,432,130             20,212,435           144,854,083            76,501,582
                                           ---------------         --------------       ---------------      ----------------

EXPENSES:
   Casino                                       15,985,251              7,203,397            60,910,752            24,091,470
   Racing                                        3,096,978              2,723,519            16,958,738            14,646,351
   Food and beverage                             2,110,240              1,339,796             9,218,345             4,282,010
   Boat operations                                 548,591                588,156             2,231,223             2,322,126
   Other                                           164,575                 59,223             1,075,864               442,964
   Selling, general and administrative           5,479,223              3,699,963            21,404,627            11,609,084
   Depreciation and amortization                 3,510,661                989,234            12,355,503             3,323,541
   Pre-opening expense                             110,040              2,539,597               367,488             3,256,963
   Development expense                             111,988                102,272               241,691               102,272
   Management severance and recruiting              22,844                                      592,827
   Affiliate management fees                        81,243                 43,750               757,430               175,000
                                           ---------------         --------------       ---------------      ----------------
                  Total expenses                31,221,634             19,288,907           126,114,488            64,251,781
                                           ---------------         --------------       ---------------      ----------------

INCOME FROM OPERATIONS                           4,210,496                923,528            18,739,595            12,249,801
                                           ---------------         --------------       ---------------      ----------------

OTHER INCOME (EXPENSE):
   Interest income                                  19,441                 79,167               170,411               489,800
   Interest expense, net of amounts
   capitalized                                  (6,562,133)           (26,775,110)          (25,071,656)           (6,466,488)
   Loss on early retirement of debt                                                         (37,566,234)
   Interest expense related to
   preferred members' interest,
   redeemable                                      (90,000)               (90,000)             (360,000)             (180,000)
   Gain (loss) on disposal of assets               733,875                 54,814               716,190               (49,735)
                                           ---------------         --------------       ---------------      ----------------
                  Total other expense           (5,803,172)            (6,518,152)          (63,814,743)          (24,811,591)
                                           ---------------         --------------       ---------------      ----------------

PREFERRED MEMBERS' INTEREST, REDEEMABLE
   DISTRIBUTIONS                                                                                                     (180,544)
                                           ---------------         --------------       ---------------      ----------------

NET LOSS TO COMMON MEMBERS' INTEREST
                                           $    (1,592,676)        $   (5,594,624)      $   (45,075,148)     $    (12,742,334)s
                                           ===============         ==============       ===============      ================


Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of segment operating earnings to Net Loss to Common Members' Interest:

                                                        Segment Operating Earnings
                                                      Three Months Ended December 31,       Segment Operating Earnings
                                                                                              Year Ended December 31,
                                                         2004              2003              2004             2003
                                                         ----              ----              ----             ----
  General corporate                                    $     (513)       $        0        $     (927)      $        0
  Diamond Jo                                                4,329             4,331            16,700           18,003
  Evangeline Downs                                          4,232               268            17,282            1,105
                                                     ------------      ------------      ------------     ------------
  Total Segment Operating Earnings (1)                      8,048             4,599            33,055           19,108
  General corporate:
     Development expense...........................          (242)                               (242)
     Management severance and recruiting...........            (7)                               (108)
  Diamond Jo:
     Depreciation and amortization.................          (881)             (390)           (2,678)          (2,500)
     Development expense...........................           130              (102)                              (102)
     Management severance and recruiting...........            (4)                               (294)
     Interest expense, net.........................        (2,421)           (2,796)          (19,089)         (11,050)
     Gain (loss) on disposal of assets.............           515                54               498              (50)
     Preferred member distributions................                                                               (181)
  Evangeline Downs:
     Depreciation and amortization.................        (2,629)             (599)           (9,677)            (824)
     Pre-opening expense...........................          (110)           (2,540)             (367)          (3,257)
     Management severance and recruiting...........           (12)                               (191)
     Affiliate management fees.....................           (81)              (44)             (757)            (175)
     Interest expense, net.........................        (4,117)           (3,777)          (45,443)         (13,711)
     Gain on disposal of assets....................           218                                 218
                                                     ------------      ------------      ------------     ------------
     Net loss to common members' interest..........  $     (1,593)     $     (5,595)     $    (45,075)    $    (12,742)
                                                     ============      ============      ============     ============


(1) Segment operating earnings is defined as net loss to common members' interest plus depreciation and amortization, pre-opening expense, development expense, management severance and recruiting expense, affiliate management fees, interest expense (net) (including loss on early retirement of debt) and gain or loss on disposal of assets.




Contacts:

         Peninsula Gaming, LLC
         Natalie A. Schramm, 563-690-2120